Exhibit 99.1

FOR IMMEDIATE RELEASE	No. 05-28

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI TO ACQUIRE PREHEAT, INC.

Acquisition Significantly Expands Rental Equipment Fleet

and Complements Services Provided by Environmental Unit

CARENCRO, LA – SEPTEMBER 22, 2005 – OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today the execution of a letter of intent for the acquisition of Preheat, Inc., a leading Gulf Coast lessor of oilfield equipment and provider of specialized oilfield and environmental services. The purchase price includes a combination of $16.0 million of cash, $2.5 million of OMNI’s common stock, $4.0 million of promissory notes and the assumption of approximately $1.5 million of long-term debt. Completion of the acquisition is subject to finalization of due diligence satisfactory to the Company, negotiation of a definitive purchase agreement with terms acceptable to both parties and approval of the transaction by the Company’s lenders and Board of Directors. Closing is expected during the fourth quarter of 2005. As a further condition to closing, Preheat is required to have on hand at closing a minimum of $4.5 million of excess working capital.

Headquartered in Broussard, Louisiana, Preheat has approximately 140 employees. They maintain an extensive fleet of rental equipment for various oilfield and commercial applications including waterblasters, vac pacs, explosion-proof pressure washers, and reverse osmosis water purifiers. Additionally, Preheat offers stress-relieving services, wellhead installation and drilling rig cleaning and maintenance services. For the twelve-month period ended June 30, 2005, Preheat’s revenues were approximately $20 million.

Commenting on the proposed acquisition, James C. Eckert, OMNI’s Chief Executive Officer said, “This is a very exciting addition for OMNI. We are experiencing growing demand for our environmental services and this translates into ever increasing utilization of our rental equipment fleet. The proposed acquisition of Preheat not only meets this increased demand for our equipment, it significantly expands the variety of rental packages we can now offer our customers. Preheat is a leading supplier of rental equipment to the offshore oil and gas industry with their packages found on half of the drilling rigs operating in the Gulf of Mexico today. Additionally, we believe the environmental services offered by Preheat, combined with similar services offered by Trussco, our environmental unit, will significantly enhance OMNI’s position as a leading provider of environmental services in the Gulf of Mexico. We expect the proposed acquisition to be immediately accretive to our financial results. Management continues to seek acquisitions that provides stability to our earnings, support expansion of our core business units and produce bottom line improvement.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. The company provides its services through two business divisions: Seismic Drilling (including drilling, survey and permitting services) and Environmental Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with OMNI’s ability to complete the proposed acquisition discussed in this release on terms satisfactory to the Company, or at all, OMNI’s ability to secure financing to complete the proposed transaction under terms favorable to the Company, OMNI’s ability to finalize its due diligence and negotiate a mutually satisfactory purchase agreement, OMNI’s dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in the Company’s filings with the Securities and Exchange Commission.